Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Astera Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	22,770,000(1)	$34.00	$774,180,000.00(2)	0.00014760	$114,268.97

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(a)	20,470,000	$30.00	$614,100,000.00(2)	0.00014760	$90,641.16

	Total Offering Amounts					$774,180,000.00	0.00014760	$114,268.97

	Total Fees Previously Paid							$90,641.16(3)

	Total Fee Offsets							—

	Net Fee Due							$23,627.81

(1)	Includes 16,788,903 shares of Common Stock offered by us, 3,011,097 shares of Common Stock offered by the selling stockholders, and 2,970,000 shares of our Common Stock that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The Registrant previously paid registration fees of (a) $14,760.00 in connection with the initial filing of this Registration Statement on Form S-1 on February 21, 2024 and (b) $75,881.16 in connection with the filing of Amendment No. 2 to this Registration Statement on Form S-1 on March 8, 2024.